Exhibit 10.8

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”), is made by and between TFF Pharmaceuticals, Inc, a Delaware Corporation with its principal place of business at 2801 Via Fortuna, Suite 425, Austin, Texas 78746 (“Company”), and James Brian Windsor, an individual having an address of 5703 Magee Bend, Austin, Texas 78749 (“Consultant”). Company and Consultant shall, at times throughout this Agreement, be referred to individually as a “Party” and collectively as the “Parties”.

1.	SERVICES

1.1	Consultant agrees to furnish such services related to the business of the Company, such as providing acting Secretary and Chief Science Officer services and other services as further described in the Scope(s) of Services attached hereto and incorporated herein (the “Services”) as an exhibit. For purposes of this Agreement, reference to “Company” shall mean TFF Pharmaceuticals, Inc. or its subsidiary or affiliate issuing the Scope(s) of Services.

1.2	Consultant acknowledges and agrees that each Scope of Services shall be subject to the terms and conditions of this Agreement, in addition to the specific details set forth in the specific Scope of Services. To the extent any terms or provisions of a Scope of Services conflict with the terms and provisions of this Agreement, the terms and provisions of this Agreement shall control, except to the extent that the applicable Scope of Services expressly and specifically states an intent to supersede this Agreement on a specific matter.

1.3	Consultant represents and warrants that Consultant has the necessary skill, experience, and expertise to provide the Services and will provide the Services in accordance with the terms and conditions of this Agreement.

1.4	The Parties understand that Company does not have the exclusive right to Consultant’s services. Consultant’s services shall be rendered at mutually agreeable times and locations.

2.	COMPLIANCE WITH LAW AND COMPANY POLICY; CONFLICT OF INTEREST

2.1	Consultant represents and warrants that Consultant shall perform Consultant’s obligations under this Agreement in compliance with all Company instructions, policies or guidelines and with any and all applicable Federal, State, and local laws and regulations and industry and regulatory agency guidances and standards related to the Services, including but not limited to: the Federal anti-kickback statute, 42 U.S.C. § 1320a-7b(b); Federal Food, Drug and Cosmetic Act and relevant regulations, including Food and Drug Administration (“FDA”) promotional guidelines; all applicable U.S. securities laws and regulations; and U.S. Department of Health and Human Services Office of Inspector General’s (“OIG”) Compliance Program Guidance for Pharmaceutical Manufacturers. Consultant agrees to comply with Company’s reasonable requests for any information and documentation necessary to verify compliance with applicable laws, regulations and industry guidances and standards.

2.2	Consultant represents and warrants that Consultant:

(a)	is not presently debarred, suspended, proposed for debarment, declared ineligible or voluntarily excluded from participation in this transaction by any Federal or State law or regulation, including but not limited to the Generic Drug Enforcement Act of 1992, 21 U.S.C. § 335a(a) and (b);

(b)	has not been convicted of a criminal offense related to healthcare; and

(c)	has not been listed by a Federal department or agency as debarred, excluded, or otherwise ineligible for participation in Federal healthcare programs as set forth in 42 U.S.C. § 1320a-7, or any similar state law or regulation.

In the event that Consultant becomes debarred in violation of this Section 2.2, Consultant shall notify Company immediately. Consultant acknowledges and agrees that, notwithstanding any provision to the contrary, such debarment constitutes grounds for Company to terminate this Agreement immediately.

2.3	Company and Consultant understand that Consultant is a party to an Executive Employment Agreement with Lung Therapeutics, Inc. dated February 1, 2014 (the “LTI Agreement”), and both parties expect that the performance of the Services hereunder and the acceptance of related compensation will not cause Consultant to violate the LTI Agreement or any other agreements or policies to which Consultant is subject or a party to, including those of an employer or affiliated institution, or any other lawful restriction of any kind. The parties agree that in the event that Consultant’s obligations under this Agreement conflict with his duties to LTI or his obligations under the LTI Agreement, Consultant’s duties under the LTI Agreement will take precedence. Further, if Consultant is or becomes an employee or affiliate of any foreign, federal, or state government, agency, or institution (collectively, the “Third-Party Institution”), Consultant represents and warrants that Consultant is not prohibited by any applicable laws, regulations, policies, or ethical guidelines from fulfilling any of Consultant’s obligations and responsibilities or accepting compensation hereunder and that Consultant has confirmed this in writing from the Third-Party Institution’s ethics or compliance officer. Consultant agrees to comply with Company’s requests for any documentation necessary to verify compliance with this Section 2.3.

2.4	Consultant represents and warrants that neither Consultant nor any individual or entity acting on Consultant’s behalf, nor any payee under this Agreement, will, directly or indirectly, offer, pay or accept, or authorize the offering, payment, or acceptance of, any money or anything of value to or from any third party, with the knowledge or intent that the payment, promise or gift, in whole or in part, will be made in order to improperly influence an act or decision that will assist Consultant, the Company or the third party in securing an improper advantage or in improperly obtaining or retaining business or in improperly directing business to any person or entity.

Consultant acknowledges and agrees that, notwithstanding any provision to the contrary, any violation of this section constitutes grounds for Company to terminate this Agreement immediately.

3.	TERM AND TERMINATION

3.1	This Agreement will be deemed as effective on January 24, 2018 (the “Effective Date”). This Agreement will continue for a period of five (5) years from the Effective Date (the “Term”). Thereafter, this Agreement shall be subject to renewal for successive periods, upon the further written agreement of the Parties.

3.2	Company may terminate this Agreement immediately upon written notice to Consultant for any violation by Consultant of any provision of this Agreement or for cause.

3.3	Consultant may terminate this Agreement upon thirty (30) days written notice to Company. Company may terminate this Agreement upon one hundred twenty (120) days written notice to Consultant.

3.4	In the event of termination, Consultant shall be entitled to payment for services actually rendered prior to the effective date of termination. Such payments shall constitute full settlement of any and all claims of Consultant of every description against Company.

3.5	Sections 2, 3.4, and 5-9 of this Agreement shall survive the expiration and/or termination of this Agreement.

4.	COMPENSATION AND EXPENSE REIMBURSEMENT.

4.1	Subject to the conditions set forth in this Agreement, during the Term of this Agreement, Company will pay Consultant the fees set forth in the applicable Scope of Services. The total amount payable to Consultant for the Services under this Agreement shall not exceed USD$37,500 per quarter.

4.2	The Parties agree that as of the Effective Date, the compensation negotiated and agreed upon are fair market value for the Services and are consistent with the value of similar services. Furthermore, the Parties represent and warrant that the compensation is not and has not been determined in a manner that takes into account the volume or value of any referrals or business otherwise generated by Consultant for Company.

4.3	The Parties represent and warrant that no amount paid or reimbursed by or on behalf of Company, nor any services performed by Consultant are intended to be, nor shall they be construed as, an offer or payment made, whether directly or indirectly, to induce or reward the referral of patients, the purchase, lease or order of any item or service, or the recommendation or arranging for the purchase, lease or order of any item or service.

4.4	Company will reimburse Consultant for reasonable and customary, out-of-pocket expenses (including, but not limited to, as applicable telephone, facsimile, photocopying and reproduction, courier, postage, parking, mileage, airfare and other travel, lodging and meal costs) specifically agreed upon by the Parties and actually incurred by Consultant in connection with the Services, provided, further, that any expense over $1,000 shall require the approval of the Company. Consultant shall maintain copies of all documentation in support of any such expenses. Company reserves the right to audit the expenses claimed by Consultant during the Term of this Agreement at any time.

4.5	Unless otherwise agreed to in writing by the Parties, Consultant shall invoice Company on a quarterly basis for fees and expenses for the Services performed. Such invoices shall include a detailed description of the Services rendered and the time spent in performance of those Services. Company agrees to pay Consultant invoices within fifteen (15) days of receipt. Unless indicated otherwise in a particular Scope of Services, Consultant shall submit such invoices for payment to the following address:

TFF Pharmaceuticals, Inc.

2801 Via Fortuna, Suite 425

Austin, Texas 78746

Attn:     Accounts Payable

5.	INDEMNIFICATION

The Company shall indemnify, hold harmless, and defend Consultant from and against any and all taxes, penalties, and other liabilities (including, without limitation, reasonable fees and expenses of attorneys and other professionals) arising out of or relating to Consultant’s classification as an independent contractor, including but not limited to any determination by any entity, governmental or otherwise, that Consultant should have been classified as an employee of the Company.

6.	PUBLICATIONS

Consultant may not publish or publicize in any way without the prior written consent of Company, which consent Company may withhold in its sole discretion, any material or manuscript relating to the Services and/or any information or materials that Consultant received in connection with or pursuant to this Agreement or the relationship established between Consultant and Company.

7.	INDEPENDENT CONTRACTOR STATUS

Consultant shall perform all of his services under this Agreement as an “independent contractor” and not as an employee or agent of Company. Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, Company or to bind Company in any manner. Consultant shall not be entitled to any benefits, insurance coverage or privileges, including, without limitation, social security, unemployment, medical or pension benefits, made available to the employees of Company.

8.	NOTICES

All notices required or permitted under this Agreement shall be in writing and shall be mailed, delivered, or faxed and confirmed in writing, addressed to the other Party at the address shown in the introductory paragraph above, or at such other address or addresses as either Party shall designate to the other in accordance with this Section 8, and any such notices and other communications shall take effect at the time of receipt of the Notice.

9.	GOVERNING LAW AND FORUM SELECTION

The laws of the State of Texas (without giving effect to its conflict and choice of law principles) govern all matters arising out of or relating to this Agreement, including, without limitation, its interpretation, construction, performance, and enforcement. Any dispute arising under or in connection with this Agreement or related to any matter which is the subject thereof shall be subject to the exclusive jurisdiction of the state and federal courts of Texas.

10.	ENTIRE AGREEMENT; AMENDMENT

This Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement. This Agreement may be amended only by a written instrument executed by Company and Consultant.

11.	EQUITABLE REMEDIES

Because the Services are personal and unique and because the Consultant will have access to Confidential Information of the Company, the Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

12.	HEADINGS

The headings of sections in this Agreement are for convenience of reference only and do not affect or alter this Agreement’s construction or interpretation.

13.	SUCCESSORS AND ASSIGNS

This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors or heirs, distributees and personal representatives. Neither Company nor the Consultant may make any assignment or transfer of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided, however, that, upon thirty (30) days prior written notice to Consultant, the Company may assign or transfer its rights and obligations under this Agreement (i) in connection with any internal reorganization, or merger, sale or similar business combination involving all or substantially all of the Company’s assets or stock, or (ii) to an Affiliate of the Company, without obtaining the prior written consent of the Consultant. For purposes hereof, the term “Affiliate” means any person or entity which controls, is controlled by, or is under common control with the Company.

14.	COUNTERPARTS

This Agreement, and any exhibits or subsequent amendment(s) attached hereto, may be executed in counterparts and the counterparts, together, shall constitute a single agreement. A facsimile transmission or electronic copy of this signed Agreement bearing a signature on behalf of a Party shall be legal and binding on such Party.

IN WITNESS WHEREOF, each Party is signing this Agreement on the date stated below that Party’s signature to be effective as of the Effective Date.

Signature Page

TFF PHARMACEUTICALS, INC.

By:	/s/ Robert S. Mills	By:	/s/ James Brian Windsor
Name:	Robert S. Mills	Name:	James Brian Windsor, individually
Title:	President
Date:	February 12, 2018	Date:	02/12/18

Exhibit A

Scope of Services

For

Consulting

This Scope of Services is subject to the terms and conditions of the Consulting Agreement by and between TFF Pharmaceuticals, Inc. (“Company”), and James Brian Windsor (“Consultant”), dated to be effective as of January 24, 2018 (the “Agreement”), and shall be attached to and incorporated into such Agreement as Exhibit A. This Scope of Services does not supersede the Agreement, which defines the terms and conditions of the business arrangement between Company and Consultant.

Compensation will be $37,500 per quarter for providing services as acting Chief Science Officer and Secretary. Consultant shall be paid this amount for the duration of the Initial Compensation Period. For purposes of this Scope of Services, the “Initial Compensation Period” shall begin January 7, 2018 through the date the Company has completed its initial round of financing (such initial round must be for a minimum of $500,000, herein the “Initial Round Closing”), has hired a replacement Chief Science Officer, and such Chief Science Officer has begun full-time employment. Notwithstanding the foregoing, in no event shall the Initial Compensation Period be less than six months. Consultant is not expecting a bonus nor any need to be provided with health benefits. Also, Consultant will not be considered an employee of the Company. Consultant will not invoice the Company for the Services until after the Initial Round Closing.

Following the Initial Compensation Period, Consultant’s compensation shall change to $25,000 per quarter, with such compensation period lasting until the Company has completed an initial public offering (IPO) or 12 months following the closing of the Initial Compensation Period, whichever is later. This period shall be referred to herein as the “Middle Compensation Period.” Following the Middle Compensation Period, Consultant will continue to provide services for $12,500 per quarter, for a minimum of one year.

Consultant will be granted an option to purchase 20,000 shares of the Company’s common stock, equal to 0.5% of the Company’s common stock. The option strike price will be determined pursuant to a valuation of the Company’s common stock performed by an independent third party valuation specialist for purposes of compliance with Internal Revenue Code Section 409A after the Initial Round Closing. Subsequent to the IPO, Consultant will receive additional grants to ensure that Consultant maintains at least 0.5% ownership of the Company. Any subsequent sale of shares of the Company after the IPO will result in dilution of Consultant’s equity position with the Company’s other stockholders

Prior to the Initial Round Closing, Lung Therapeutics, Inc. (LTI), the parent of the Company, will provide D&O insurance coverage for Consultant and all Board members and Officers of the Company of no less than $5 million for which the Company will reimburse LTI immediately following the Initial Round Closing.

LTI will reimburse Consultant for any travel that occurs related to the Company prior to the Initial Round Closing and LTI will be subsequently reimbursed after the funds from the initial financing have been received by the Company.

ACCEPTED AND AGREED TO BY:

TFF PHARMACEUTICALS, INC.

By:	/s/ Robert S. Mills	By:	/s/ James Brian Windsor
Name:	Robert S. Mills	Name:	James Brian Windsor, individually
Title:	President
Date:	February 12, 2018	Date:	02/12/18

FIRST AMENDMENT TO CONSULTING AGREEMENT

THIS FIRST AMENDMENT TO CONSULTING AGREEMENT (the “Amendment”) is made and entered into as of December 20, 2018, between TFF Pharmaceuticals, Inc., a Delaware corporation having an address of 2801 Via Fortuna, Suite 425, Austin, Texas 78746 (“Company”), and James Brian Windsor, an individual having an address of 5703 Magee Bend, Austin, Texas 78749 (“Consultant”).

Company and Consultant entered into a Consulting Agreement (the “Agreement”), effective as of January 24, 2018. All capitalized terms used herein have the same meanings given to them in the Agreement.

The parties desire to amend the Agreement to provide for a revised scope of services to be provided by Consultant, and related compensation, under the Agreement by entering into this Amendment.

1. Section 3.3 of the Agreement is amended to read as follows:

“3.3 Consultant may terminate this Agreement upon thirty (30) days written notice to Company. Company may terminate this Agreement upon one hundred eighty (180) days written notice to Consultant.”

2. Exhibit A of the Agreement is hereby amended to read in its entirety as attached hereto.

3. Except as and to the extent expressly amended by this Amendment, the Agreement remains in full force and effect in accordance with its terms.

4. This Amendment may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered will be an original, but all such counterparts will together constitute one and the same instrument.

By signing below, each party acknowledges that it has read, understands and agrees to this Amendment as being effective for all purposes as of the date first written above.

COMPANY:		CONSULTANT:

TFF Pharmaceuticals, Inc.,

By:	/s/ Glenn Mattes	By:	/s/ James Brian Windsor
	Glenn Mattes, President and CEO		James Brian Windsor, individually

Exhibit A

Scope of Services

For

Consulting

This Scope of Services is subject to the terms and conditions of the Consulting Agreement by and between TFF Pharmaceuticals, Inc. (“Company”), and James Brian Windsor (“Consultant”), dated to be effective as of January 24, 2018, as amended effective December 20, 2018 (the “Agreement”), and shall be attached to and incorporated into such Agreement as Exhibit A, and will replace the existing Exhibit A. This Scope of Services does not supersede the Agreement, which defines the terms and conditions of the business arrangement between Company and Consultant.

During the Initial Compensation Period, compensation will be $28,750 per quarter for providing services as a scientific advisor to the Company. For purposes of this Scope of Services, the “Initial Compensation Period” shall begin on January 7, 2018 and end on the first day of the month immediately following the closing of the first firm commitment underwritten initial public offering of shares of the Company’s common stock through a registered broker-dealer (the “Effective Date”). Consultant is not expecting a bonus nor any need to be provided with health benefits. Also, Consultant will not be considered an employee of the Company.

After the Initial Compensation Period, Consultant’s compensation shall change to $16,250 per quarter, for a minimum of one year.

ACCEPTED AND AGREED TO BY:

COMPANY:		CONSULTANT:

TFF Pharmaceuticals, Inc.,

TFF PHARMACEUTICALS, INC.		CONSULTANT

By:	/s/ Glenn Mattes	By:	/s/ James Brian Windsor
Name:	Glenn Mattes	Name:	James Brian Windsor
Title:	President and CEO	Title:	Individually

SECOND AMENDMENT TO CONSULTING AGREEMENT

THIS SECOND AMENDMENT TO CONSULTING AGREEMENT (the “Amendment”) is made and entered into as of September 26, 2019, between TFF Pharmaceuticals, Inc., a Delaware corporation having an address of 2600 Fortuna, Suite 360, Austin, Texas 78746 (“Company”), and James Brian Windsor, an individual having an address of 5703 Magee Bend, Austin, Texas 78749 (“Consultant”).

Company and Consultant entered into an Amended and Restated Consulting Agreement (the “Agreement”), effective as of October 1, 2018, as amended by that First Amendment to Consulting Agreement dated as of December 20, 2018. All capitalized terms used herein have the same meanings given to them in the Agreement.

The parties desire to amend the Agreement to provide for revised compensation following the Initial Compensation Period under the Agreement by entering into this Amendment.

1. The third paragraph of Exhibit A of the Agreement is hereby amended to read as follows:

“After the Initial Compensation Period, Consultant’s compensation shall change to $37,500 per quarter, for a minimum of one year.”

2. Except as and to the extent expressly amended by this Amendment, the Agreement remains in full force and effect in accordance with its terms.

3. This Amendment may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered will be an original, but all such counterparts will together constitute one and the same instrument.

By signing below, each party acknowledges that it has read, understands and agrees to this Amendment as being effective for all purposes as of the date first written above.

COMPANY:		CONSULTANT:

TFF PHARMACEUTICALS, INC.,

By:	/s/ Glenn Mattes	/s/ James Brian Windsor
	Glenn Mattes, President and CEO	James Brian Windsor, Individually